SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 20, 2005

FLOWSERVE CORPORATION

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-13179 (Commission File Number)	31-0267900 (I.R.S. Employer Identification No.)

5215 N. O’Connor Blvd., Suite 2300, Irving, Texas (Address of principal executive offices)	75039 (Zip Code)

Registrant’s telephone number, including area code: (972) 443 — 6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Signature

Item 1.01. Entry into a Material Definitive Agreement

On April 20, 2005, the Organization and Compensation Committee of the Board of Directors (the “Committee”) of Flowserve Corporation (the “Company”) approved the grant of restricted stock and stock options to purchase the Company’s common stock to certain executive officers pursuant to the Company’s 2004 Stock Compensation Plan. The following table sets forth the number of shares of the Company’s common stock subject to the approved award grants for these executive officers:

Executive Officer	Restricted Stock	Stock Options
Mark A. Blinn	15,000	15,000
Thomas L. Pajonas	15,000	15,000
Linda P. Jojo	7,500	7,500
Richard J. Guiltinan, Jr.	5,000	5,000

The grants of restricted stock and stock options described above vest in three equal annual installments beginning on April 20, 2005. The stock options have an exercise price of $27.97 per share and terminate on April 20, 2015.

On April 20, 2005, the Committee also approved an acceleration of the vesting schedule of stock options granted to John H. Jacko, Vice President of Strategy, Marketing and Communications of the Company. Mr. Jacko’s outstanding stock options now vest in three equal annual installments beginning on July 17, 2003 becoming fully vested on July 17, 2005. Previously, Mr. Jacko’s options vested in three equal annual installments beginning on July 15, 2005.

On April 20, 2005, the Committee also approved a modification to the vesting terms of 46,000 shares of restricted stock and stock options to purchase 75,000 shares of common stock of the Company of Lewis J. Kling, the Company’s Chief Operating Officer, which he received upon joining the Company in July 2004. This modification provides that, if Mr. Kling’s employment is involuntarily terminated prior to the scheduled July 2007 vesting date of this grant, and such vesting has not been otherwise accelerated under the Company’s Transitional Executive Security Plan, then such vesting shall be deemed accelerated upon such termination. However, notwithstanding the above, if Mr. Kling’s employment is terminated for “Cause” (as that term is defined in the Transitional Executive Security Plan), the unvested portion of his restricted stock and stock options will not be accelerated.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLOWSERVE CORPORATION
By:	/s/ Ronald F. Shuff
Ronald F. Shuff
Vice President, Secretary and General Counsel

Date: April 26, 2005